Exhibit 3.1

STATE OF DELAWARE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HARLEYSVILLE GROUP INC.

1.                                       The name of the Corporation is Harleysville Group Inc. (the “Company”).

2.                                       The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801.  The name of the Company’s registered agent at such address is The Corporation Trust Company.

3.                                       The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.                                       The total number of shares of stock that the Company shall have authority to issue is:  one hundred (100) shares of common stock, with a par value of $0.01 per share.

5.                                       The Company shall have a perpetual existence.

6.                                       In furtherance, and not in limitation, of the powers conferred by statute, the board of directors of the Company shall have the power to adopt, amend, and/or repeal bylaws of the Company.